Winstar Completes $650 Million in Institutional Private Placements

NEW YORK--March 20, 1998--WINSTAR COMMUNICATIONS, INC. (NASDAQ -WCII) reported today it completed $650 million in institutional private placements of bonds and preferred stock. The company had previously announced plans to raise $500 million, but increased the size of the offerings due to investor demand. The offerings were placed by Credit Suisse First Boston; Salomon Smith Barney; Morgan Stanley Dean Witter; and NationsBanc Montgomery Securities.

The private placements consisted of:

-- $200 million of 7% Senior Cumulative Convertible Preferred Stock; convertible at $49.61 per share , a 25% premium to the company's stock price on the day of the offering;

-- $200 million in 10% Senior Subordinated Notes due 2008; and

-- $250 million in 11% Senior Subordinated Deferred Interest Notes due 2008.

The   proceeds   of  these   offerings   will  be  used  to   expand   WinStar's
telecommunications operations and for general corporate purposes.

WinStar Communications, Inc. is a national local communications company, serving business customers, long distance carriers, fiber-based competitive access providers, mobile communications companies, local telephone companies, and other customers with broadband local communications needs. The company provides its Wireless FiberSM services using its licenses in the 38 GHz spectrum. The company also provides long distance, Internet and information services.

WinStar is a registered trademark, and Wireless Fiber is a service mark of WinStar Communications, Inc.



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